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                                                                   EXHIBIT 4(D)



                                FRIEDMAN'S INC.
                             1995 STOCK OPTION PLAN

                                   ARTICLE I
                                    GENERAL

1.1 PURPOSE OF THE PLAN.

     The purpose of the Friedman's Inc. 1995 Stock Option Plan (the "Plan") is to assist Friedman's Inc. (the "Company") in securing and retaining key employees of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Company and to increase their efforts for its welfare by participating in the ownership and growth of the Company.

1.2 DEFINITIONS.

         (a) "Acceleration Event" means any event which in the opinion of the Board of Directors of the Company is likely to lead to changes in control of share ownership of the Company, whether or not such change in control actually occurs.

         (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

         (c) "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Committee" means the committee referred to in Section 1.3.

         (e) "Common Stock" means the Class A common stock of the Company.

         (f) "Fair Market Value" the value determined by the Board of Directors or Committee administering the Plan, taking into consideration those factors affecting or reflecting value which they deem appropriate, in accordance with Prop. T. Reg. Section 1.422 A-2(e).

         (g) "Incentive Stock Option" means an option to purchase shares of Common Stock which is intended to qualify as an incentive stock option as defined in Section 422 of the Code.

         (h) "Key Employee" means any person, including officers and directors, in the regular employment of the Company or its Subsidiaries who is designated a Key Employee by the Committee and is or is expected to be primarily responsible for the management, growth, or supervision of some part or all of the business of the Company or







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its Subsidiaries.  The power to determine who is and who is not a Key Employee is reserved solely for the Committee.

         (i) "Nonqualified Stock Option" means an option to purchase shares of Common Stock which is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.

         (j) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

         (k) "Optionee" means a Key Employee to whom an Option is granted under the Plan.

         (l) "Parent" means any corporation which qualifies as a parent of a corporation under the definition of "parent corporation" contained in Section 424(e) of the Code.

         (m) "Subsidiary" means any corporation which qualifies as a subsidiary of a corporation under the definition of "subsidiary corporation" contained in
Section 424(f) of the Code.

         (n) "Term" means the period during which a particular Option may be exercised as determined by the Committee and as provided in the option agreement.

1.3  ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors consisting of at least two members from the Board of Directors. No person while a member of the Committee shall be eligible to participate in the Plan. In addition, members of the Compensation Committee shall satisfy the requirements of an outside director as set forth in Treasury Regulations under Code Section 162(m). Subject to the control of the Board, and without limiting the control over decisions described in Section 1.7, the Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Committee shall determine which Key Employees shall be granted Options under the Plan, the number of shares subject to each Option, the price per share under each Option, the Term of each Option, and any restrictions on the exercise of each Option. When granting Options, the Committee shall designate the Option as either an Incentive Stock Option or a Nonqualified Stock Option. Determinations by the Committee under the Plan (including, without limitation, determinations of the person to receive Options, the form, amount and timing of such Options, and the terms and provisions of such Options and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.



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1.4  SHARES SUBJECT TO THE PLAN.

     The total number of shares that may be purchased pursuant to Options under the Plan shall not exceed 120,000 shares of Common Stock. Shares subject to the Options which terminate or expire prior to exercise shall be available for future Options. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

     Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant in any calendar year shall be 200,000.

1.5  TERMS AND CONDITIONS OF OPTIONS.

     All Options shall be evidenced by agreements in such form as the Committee shall approve from time to time subject to the provisions of Article II or
Article III, as appropriate, and the following provisions:

         (a) Exercise Price. The exercise price of the Option shall not be less than the Fair Market Value (as determined by the Committee) of the Common Stock at the time the Option is granted.

         (b) Exercise. The Committee shall determine whether the Option shall be exercisable in full at any time during the Term or in cumulative or noncumulative installments during the Term.

         (c) Termination of Employment. An Optionee's Option shall expire on the earlier of the expiration of (i) the date specified in the Option which in no event shall be later than three months after the termination of the Optionee's employment for any reason other than death or disability (as defined in Section 422(c)(7) of the Code), or (ii) the Term specified in Section 2.1 or 3.1(a) as the case may be. In the event of exercise of the Option after termination of employment the Optionee may exercise the Option only with respect to the shares which could have been purchased by the Optionee at the date of termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option may be exercised within the time limitation described in this subsection. An Optionee's employment shall be deemed to terminate on the last date for which he receives a regular wage or salary payment.

         (d) Death or Disability. Upon termination of an Optionee's employment by reason of death or disability (as determined by the Committee consistent with the definition of Section 422(c)(7) of the Code), the Option shall expire on the earlier of the expiration of (i) the date specified in the Option which in no event shall be later than 12 months after the date of such termination, or
(ii) the Term specified in Section 2.1 or 3.1(a) as the case may be. The Optionee or his successor in interest, as the case may



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be, may exercise the Option only as to the shares which could have been purchased by the Optionee at the date of his termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option may be exercised within the time limitation described in this subsection.

         (e) Payment. Payment for shares as to which an Option is exercised shall be made in such manner and at such time or times as shall be provided in the option agreement, including cash, Common Stock of the Company which was previously acquired by the Optionee, or any combination thereof. The Fair Market Value of the surrendered Common Stock as of the date of exercise shall be determined in valuing Common Stock used in payment for Options.

         (f) Nontransferability. No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee.

         (g) Additional Provisions. Each option agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee may deem appropriate from time to time.

1.6  STOCK ADJUSTMENTS; MERGERS.

     Notwithstanding Section 1.4, in the event the outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the total number of shares set forth in Section 1.4 shall be proportionately and appropriately adjusted by the Committee. If the Company continues in existence, the number and kind of shares that are subject to any Option and the option price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefor upon exercise of the Option. If the Company will not remain in existence or substantially all of its voting Common Stock and Common Stock will be purchased by a single purchaser or group of purchasers acting together, then the Committee may (i) declare that all Options shall terminate 30 days after the Committee gives written notice to all Optionees of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Optionees that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which holders of the numbers of shares subject to such Options would have been entitled, or (iii) some combination of aspects of (i) and (ii). The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. Any fractional shares resulting from any of the foregoing adjustments under this section shall be disregarded and eliminated.




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1.7  ACCELERATION EVENT.

     If an Acceleration Event occurs in the opinion of the Board of Directors, based on circumstances known to it, the Board of Directors may direct the Committee to declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Option agreements regarding exercisability.

1.8  NOTIFICATION OF EXERCISE.

     Options shall be exercised by written notice directed to the Secretary of the Company at the principal executive offices of the Company. Such written notice shall be accompanied by any payment required pursuant to Section 1.5(e). Exercise by an Optionee's heir or the representative of his estate shall be accompanied by evidence of his authority to so act in form reasonably satisfactory to the Company.


                                 ARTICLE II

                           INCENTIVE STOCK OPTIONS

2.1  TERMS OF INCENTIVE STOCK OPTIONS.

     Each Incentive Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee; provided, however, that the Term shall end no later than 10 years after the date the Incentive Stock Option is granted.

2.2  LIMITATION ON OPTIONS.

     The aggregate Fair Market Value of Common Stock (determined at the time the Incentive Stock Option is granted) subject to Incentive Stock Options granted to a Key Employee under all plans of the Key Employee's employer corporation and its Parent or Subsidiary corporations and that become exercisable for the first time by such Key Employee during any calendar year may not exceed $100,000.

2.3  CONTINUED EMPLOYMENT.

     Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur where the Optionee transfers from the Company to one of its Subsidiaries or transfers from a Subsidiary to the Company.



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2.4  SPECIAL RULE FOR TEN PERCENT SHAREHOLDER.

     If at the time an Incentive Stock Option is granted, an employee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his employer corporation or of its Parent or any of its Subsidiaries, as determined using the attribution rules of Section 424(d) of the Code, then the terms of the Incentive Stock Option shall specify that the option price shall be at least 110% of the Fair Market Value of the stock subject to the Incentive Stock Option and such Incentive Stock Option shall not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

2.5  INTERPRETATION.

     In interpreting this Article II of the Plan and the provisions of individual option agreements, the Committee and the Board shall be governed by the principles and requirements of Sections 421, 422 and 424 of the Code, and applicable Treasury Regulations.


                                 ARTICLE III

                         NONQUALIFIED STOCK OPTIONS

3.1  TERMS AND CONDITIONS OF OPTIONS.

     In addition to the requirements of Section 1.5, Nonqualified Stock Option shall be subject to the following provisions:

         (a) Term. Each Nonqualified Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee.

         (b) Termination of Employment. Notwithstanding the provisions of Sections 1.5(c) and 1.5(d), the Committee in its discretion may provide, either upon the original grant of an Option or in an amendment to an Incentive or Nonqualified Stock Option, that an Option may be exercisable during a Term that does not expire upon the expiration of three months following an Optionee's termination of employment (one year in the case of termination as a result of death or disability), but in no event later than the Term specified in Section 3.1(a) above.

3.2  SECTION 83(B) ELECTION.

     The Company recognizes that certain persons who receive Nonqualified Stock Options may be subject to restrictions regarding their right to trade Common Stock under applicable securities laws. Such may cause Optionee's exercising such Options not to be taxable under the provisions of Section 83(c) of the Code. Accordingly, Optionees


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exercising such Nonqualified Stock Options may consider making an election to be taxed upon exercise of the Option under Section 83(b) of the Code and to effect such election will file such election with the Internal Revenue Service within thirty (30) days of exercise of the Option and otherwise in accordance with applicable Treasury Regulations.


                                 ARTICLE IV

                            ADDITIONAL PROVISIONS

4.1  STOCKHOLDER APPROVAL.

     The Plan shall be submitted for the approval of those stockholders of the Company entitled to vote thereon at the first annual meeting of stockholders held subsequent to the adoption of the Plan and in all events within one year of its approval by the Board of Directors. If at said meeting such stockholders of the Company do not approve the Plan, the Plan shall terminate.

4.2  COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

     The Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

4.3  AMENDMENTS.

     The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by stockholders, may
(a) increase the total number of shares which may be issued under the Plan or to any individual under the Plan, (b) reduce the Option price for shares which may be purchased pursuant to Options under Articles II and III of the Plan, (c) extend the period during which Options may be granted, or (d) change the class of employees to whom Options may be granted, except as provided in Section 1.6. Other than as expressly permitted under the Plan, no outstanding Option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.



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4.4  NO RIGHTS AS SHAREHOLDER.

     No Optionee shall have any rights as a shareholder with respect to any share subject to his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

4.5  WITHHOLDING.

     Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares.

4.6  CONTINUED EMPLOYMENT NOT PRESUMED.

     This Plan and any document describing this Plan and the grant of any stock Option hereunder shall not give any Optionee or other employee a right to continued employment by the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment of any such person with or without cause.

4.7  EFFECTIVE DATE; DURATION.

     The Plan shall become effective as of November 3, 1995 subject to stockholder approval pursuant to Section 4.1 and shall expire at the close of business on November 2, 2005. No Options may be granted under the Plan after November 2, 2005, but Options granted on or before that date may be exercised according to the terms of the option agreements and shall continue to be governed by and interpreted consistent with the terms hereof.



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